EXHIBIT 23(a), Page 1 of 1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Norfolk Southern Corporation:

We consent to the incorporation by reference in Registration Statements Nos. 33-52031, 333-40993, 333-60722, 333-71321 and 333-100936 on Form S-8 and Registration Statements Nos. 333-57872 and 333-57872-01 on Form S-3 of Norfolk Southern Corporation of our report dated January 28, 2003, with respect to the consolidated balance sheets of Norfolk Southern Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows, and the related financial statement schedule for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Norfolk Southern Corporation.

/s/ KPMG LLP

Norfolk, Virginia

February 20, 2003